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                                                 Exhibit 3.1(a)



              CERTIFICATE OF INCORPORATION

                           OF

                     KC UNITED CORP.


          FIRST:  The name of the Corporation is KC
United Corp. (hereinafter the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209
Orange Street, in the City of Wilmington, County of New
Castle. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corpora-tion may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of capital stock, consisting of 100 shares of Common Stock, par value $0.01 per share.

          FIFTH: The name and mailing address of the Sole Incorporator is as follows:


          Name                         Address
          ----                         -------
          Deborah M. Reusch            P.O. Box 636
                                       Wilmington, DE 19899

          SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corpora-tion and of its directors and stockholders:



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          (1)  The business and affairs of the Corporation
     shall be managed by or under the direction of the Board of Directors.

          (2)  The directors shall have concurrent
     power with the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

          (3)  The Board of Directors shall consist
     of not less than 2 nor more than 6 members, the exact number of which shall be fixed from time to time by the Sole Incorporator or the Board of Directors. Election of directors need not be by written ballot unless the By-laws so provide.

          (4)  No director shall be personally liable
     to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a know-ing violation of law, (iii) pursuant to Section
     174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corpo-ration shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modifi-cation with respect to acts or omissions occur-ring prior to such repeal or modification.

          (5)  In addition to the powers and author-
     ity hereinbefore or by statute expressly con-ferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.


          SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept
(subject to any provision contained in the GCL) outside


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the State of Delaware at such place or places as may be
designated from time to time by the Board of Directors or in the By-laws of the Corporation.

          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corpora-tion pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and according-ly have hereunto set my hand this 17th day of January, 1996.

                                 /s/ Deborah M.Reusch
                              --------------------------
                                   Deborah M. Reusch
                                    Sole Incorporator




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